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                     May 7, 2020

       Nicholas Alexos
       Executive Vice President and Chief Financial Officer
       Univar Solutions Inc.
       3075 Highland Parkway
       Suite 200
       Downers Grove, IL 60515

                                                        Re: Univar Solutions
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-37443

       Dear Mr. Alexos:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services